EXHIBIT 10.1

                                      2

                          Chocolate Printing Company, Inc.
                               600 Bayview Avenue
                              Inwood, New York 11096






August 1, 2006



Mr. David Stahler
President
Florham Consulting Corp.
17 Beechwood Drive
Lawrence, New York 11559

Dear Mr. Stahler:

     The purpose of this letter is to set forth the terms under which Florham Consulting Corp. (the "Advisor") will provide services to Chocolate Printing Company, Inc. ("CPC").

     1. The term of this agreement shall commence on the date hereof and shall continue until terminated as provided in paragraph 4 hereof (the "Engagement Period"). During the Engagement Period, Advisor will assist CPC in developing and enhancing its Internet and interactive capabilities, including, without limitation, (i) developing strategies to reach new customers and to better reach existing customers, (ii) improving CPC's internal operations relating to the marketing of its products, (iii) promoting customer loyalty for CPC's clients through Internet communication, (iv) periodically monitoring and testing CPC's websites to ensure their proper functionality, and (v) identifying, monitoring and tracking products and companies which may compete with CPC's business and products over the Internet. Advisor agrees to furnish such time to CPC as Advisor and CPC deem necessary to accomplish Advisor's obligations hereunder.

     2. As full compensation for Advisor's services hereunder, Advisor will be paid equal to $700 per month payable monthly plus $150 her hour for every hour of consulting services per month (in excess of four per month) provided by Advisor to CPC.

     Advisor shall be entitled to reimbursement of any out-of-pocket expenses incurred by him in connection with his activities hereunder provided that Advisor provides CPC with signed vouchers or other satisfactory evidence of the occurrence of such expenses.

     3. Advisor is not authorized to enter into any agreement or commitment on CPC's behalf and shall have no right, power or authority to do so or to bind CPC in any way.

     4. This Agreement shall be for a term of one (1) year from the date hereof and shall automatically be renewed for additional one (1) year periods unless terminated in writing by either party no later than thirty (30) days prior to the end of the then term.

     5. All notices and other communications under this Agreement shall be in writing and deemed to have been duly given if mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid, and addressed to either of the parties at the addresses set forth herein, or to such other address as either party may give to the other under this Agreement.

     6. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successes and assigns. Neither this Agreement nor any term thereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge, or termination is sought. This Agreement comprises the entire agreement and understanding between the parties hereto and there are no additional agreements or understandings of any kind either written or oral which relate to the subject matter hereof.

     7. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed solely within such State. The parties hereto hereby consent to the exclusive jurisdiction of the courts of the State of New York or the Federal Courts located in New York City or Nassau County, New York to resolve any disputes hereunder.

     8. If any one or more of the provisions of this Agreement shall be held to be invalid illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any part thereof shall not in any way be affected or impaired thereby.

     9. This Agreement may be executed in counterparts.

     If the foregoing correctly sets forth your understanding of the matters set forth above, would you please signify your agreement thereto by signing a copy of this letter in the space provided below and returning it to us, whereupon this letter will become a binding agreement between Advisor and CPC.

Very truly yours,

CHOCOLATE PRINTING COMPANY, INC.

    /s/ Leonid Kofman
By:____________________________________
        Leonid Kofman
        President


ACCEPTED AND AGREED THIS
1st DAY OF AUG. 2006


FLORHAM CONSULTING CORP.

   /s/   David Stahler
By:____________________________
         David Stahler
         President